Exhibit 99.1

AngioDynamics(R)
        Incorporated

Company Contacts:                       Investor Relations Contacts:
AngioDynamics, Inc.                     Lippert/Heilshorn & Associates, Inc.
Joe Gerardi                             Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 772-6446 x115                     (212) 838-3777
http://www.angiodynamics.com/           Bruce Voss (bvoss@lhai.com)
                                        (310) 691-7100

         Angiodynamics reports Fiscal second quarter eps up 50% to $0.09

                 Conference call to begin today at 4:30 p.m. ET

QUEENSBURY, N.Y. (December 20, 2004)--AngioDynamics, Inc. (Nasdaq: ANGO) today announced financial results for the 13 and 26 weeks ended November 27, 2004.

Highlights of the second quarter of fiscal year 2005 (September through November) and recent weeks include:

o     Net sales up 22% to $14.4 million

o     Gross margins up 497 basis points to 56%

o     Net earnings up 71% to $1.0 million

o     Diluted earnings per share up 50% to $0.09

o     Favorable CMS reimbursement codes for VenaCure(TM) procedure

o     Anthem agrees to cover VenaCure

o AngioDynamics stock distributed to E-Z-EM shareholders in the completion of the spin-off of the Company

Net sales for the second quarter of fiscal 2005 were $14.4 million, up 22%, compared with net sales of $11.9 million for the second quarter of fiscal year 2004. This increase was primarily due to strong growth from the Company's newest products, along with continued market share gains across the entire product portfolio. VenaCure, AngioDynamics' precision laser system for the treatment of severe varicose veins, continues to post robust sales growth. The Company also had strong market penetration with its Morpheus(TM) CT PICC (peripherally inserted central catheter), which was launched nationally in September 2004.

Net earnings for the second quarter of fiscal 2005 rose 71% to $1.0 million, or $0.09 per diluted share, compared with net earnings of $0.6 million, or $0.06 per diluted share, for the fiscal 2004 second quarter.

"Our financial results for the second quarter were rock-solid with excellent sales, expanding gross margins and improved earnings despite increased expenses resulting in large part from our operating as an independent public company," said Eamonn P.

Hobbs, president and CEO of AngioDynamics. "Gross margin was 56.0%, compared with 51.4% for the same period last year, due to a product mix weighted towards high margin disposables, lower material costs, and modest price increases implemented earlier in the year. Lower material costs resulted from purchase volume discounts with a major supplier negotiated in the second fiscal quarter of 2005, retroactive to the beginning of the fiscal year. Gross margin benefited 0.5% during the current period. Our goal is to reach a gross margin level of between 60%-65%in the next five years."

Mr. Hobbs continued, "VenaCure sales have been on an accelerating growth path, and we believe that the recent reimbursement levels set by the Centers for Medicare and Medicaid Services (CMS) beginning January 1, 2005 support our competitive position in the marketplace with a win-win-win solution for patients, physicians and third-party payers. We also are very excited about the launch of our new Morpheus CT PICC and its reception from the interventional radiology community. The benefits of this product are immediately apparent to physicians as it gives increased flexibility to administer medications and to perform CT imaging using one PICC line, avoiding the need for a second access site while providing patient comfort, saving time and reducing costs."

Cash and cash equivalents were $11.8 million and the Company held short-term debt securities of $10.4 million at November 27, 2004, compared to $1.7 million and $0.7 million, respectively at May 29, 2004. The increase is due primarily to the receipt in June 2004 of the proceeds from the Company's initial public offering.

For the twenty-six weeks ended November 27, 2004, net sales were $27.5 million, up 22% from $22.5 million for the comparable 2003 period. The increase was due to robust sales from the Company's VenaCure and Morpheus products and to increased sales of the other existing product lines. Net earnings for the twenty-six weeks ended November 27, 2004 were $1.8 million, up 100% compared with net earnings of $0.9 million for the comparable fiscal 2004 period and diluted earnings per common share increased to $.15 from $.10.

Mr. Hobbs continued, "We are adjusting our guidance slightly upwards from 17% to 20% sales growth to a range of 20% to 21% for fiscal 2005. We also expect diluted weighted shares outstanding to be between 12.1 million and 12.3 million for the fiscal year. Given our operational improvements, our understanding of the IPVD space and our ability to provide new products tailored to the needs of our physician customers, we remain extremely confident in the near and long-term outlook for the business."

Conference Call

AngioDynamics management will host a conference call to discuss this announcement today beginning at 4:30 p.m. Eastern Time. To participate in the call, please dial 888-804-7108 toll-free from the U.S., or 706-634-1250 from outside the U.S.

A telephone replay of the call will be available for 48 hours following completion of the call by dialing 888-642-1687 toll-free or 706-645-9291, and entering reservation number 2682091.

In addition, individuals may listen to the call on the Internet by visiting the investor relations portion of the Company's Web site at. www.angiodynamics.com. A recording of the conference call will be archived there for 12 months.

About AngioDynamics

AngioDynamics, Inc. (www.angiodynamics.com) designs, develops, manufactures and markets innovative medical devices used in minimally invasive, image-guided procedures to treat peripheral vascular disease. It offers a broad line of therapeutic and diagnostic devices that enable interventional physicians, such as interventional radiologists, vascular surgeons and others, to treat peripheral vascular diseases and other non-coronary diseases. The Company's diverse product line includes angiographic catheters, hemodialysis catheters, endovascular laser venous system products, PTA dilation balloon catheters, image-guided vascular access products, thrombolytic products, and drainage products.

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as "expects", "intends", "anticipates", "plans", "believes", "seeks", "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, market acceptance and future sales of the Company's products, future actions by the Food and Drug Administration or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance of its products, foreign currency exchange rate fluctuations, the effects on pricing from competition, as well as the risk factors listed from time to time in the Company's filings with the SEC, including but not limited to its Annual Report on Form 10-K for the fiscal year ended May 29, 2004, may affect the actual results achieved by the Company.

                               (Tables to follow)

                       AngioDynamics, Inc. and Subsidiary
                    CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
                (in thousands, except shares and per share data)

                                        Three months ended           Six months ended
                                        ------------------           ----------------
                                      Nov 27,       Nov 29,        Nov 27,       Nov 29,
                                       2004          2003           2004          2003
                                    -----------   -----------    -----------   -----------
                                           (unaudited)                  (unaudited)
Net sales                           $    14,402   $    11,851    $    27,507   $    22,481
Cost of goods sold                        6,338         5,759         12,450        10,854
                                    -----------   -----------    -----------   -----------
         Gross profit                     8,064         6,092         15,057        11,627
                                    -----------   -----------    -----------   -----------

Operating expenses
    Selling and administrative            5,149         4,035          9,744         7,876
    Research and development              1,122           870          2,250         1,621
                                    -----------   -----------    -----------   -----------
         Total operating expenses         6,271         4,905         11,994         9,497
                                    -----------   -----------    -----------   -----------

         Operating profit                 1,793         1,187          3,063         2,130

Interest income (expense), net               22          (237)            37          (493)
                                    -----------   -----------    -----------   -----------

Earnings before income tax
   provision                              1,815           950          3,100         1,637
Income tax provision                        779           344          1,303           723
                                    -----------   -----------    -----------   -----------

         NET EARNINGS               $     1,036   $       606    $     1,797   $       914
                                    ===========   ===========    ===========   ===========

Earnings per common share
    Basic                           $       .09   $       .07    $       .16   $       .10
                                    ===========   ===========    ===========   ===========
    Diluted                         $       .09   $       .06    $       .15   $       .10
                                    ===========   ===========    ===========   ===========

Weighted Average Common Shares
    Basic                            11,446,720     9,200,000     11,444,610     9,200,000
    Diluted                          12,053,159     9,642,841     12,032,652     9,557,408

                       AngioDynamics, Inc. and Subsidiary
                      CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                                 (in thousands)

                                                           Nov 27,       May 29,
                                                            2004          2004
                                                          --------      --------
                                                             (2)           (1)
Assets

Current Assets
    Cash and Cash Equivalents                             $ 11,849      $  1,747
    Debt Securities                                         10,354           737
    Restricted Cash                                            102           101
    Accounts Receivable, net                                 7,936         7,945
    Stock subscription receivable                                         19,949
    Inventories                                              9,045         8,545
    Other current assets                                     1,640         1,351
                                                          --------      --------

Total current assets                                        40,926        40,375

Property, Plant & Equipment - at cost, net                   7,558         7,343
Other Non-Current Assets                                     1,943         2,008
                                                          --------      --------

Total Assets                                              $ 50,427      $ 49,726
                                                          ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities                                       $  5,515      $  6,394
Long-term Debt                                               3,020         6,100
Stockholders' Equity                                        41,892        37,232
                                                          --------      --------

Total Liabilities and Stockholders' Equity                $ 50,427      $ 49,726
                                                          ========      ========

(1)   Information derived from audited financial statements

(2)   Unaudited

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